Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GOLDEN MINERALS COMPANY

The undersigned, being the duly elected Secretary of Golden Minerals Company, a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

ONE:                                          The name of this corporation is Golden Minerals Company.  The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 6, 2009 (the “Effective Date”).

TWO:                                      This Amended and Restated Certificate of Incorporation has been duly approved by the board of directors of the Company (the “Board of Directors”).

THREE:                        This Amended and Restated Certificate of Incorporation was adopted by the sole stockholder in accordance with Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”).

FOUR:          The original Certificate of Incorporation of the Company is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

1.1                                 The name of the Company is Golden Minerals Company.

ARTICLE II

REGISTERED AGENT

2.1                                 The address of the registered office of the Company is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

PURPOSE

3.1                                 The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

4.1                                Common Stock.

(a)                                 The total number of shares of common stock, par value $0.01 per share (“Common Stock”), that the Company is authorized to issue is 50,000,000.

(b)                                Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters as to which holders of Common Stock shall be entitled to vote.  Except for, and subject to, those preferences, rights, and privileges expressly granted to the holders of any series of Preferred Stock (as defined below) which may from time to time be in existence, and except as may be otherwise provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all rights of stockholders of the Company, including, but not limited to, (i) the right to receive dividends when, as and if declared by the Board of Directors out of assets lawfully available therefor, and (ii) in the event of any distribution of assets upon the dissolution and liquidation of the Company, the right to receive ratably and equally all of the assets of the Company remaining after the payment to the holders of Preferred Stock of the specific amounts, if any, which they are entitled to receive.

(c)                                  No holder of Common Stock shall be entitled to any pre-emptive, subscription, redemption, or conversion rights.

4.2                                Preferred Stock.

(a)                                 The total number of shares of preferred stock, par value $0.01 per share (“Preferred Stock” and, together with Common Stock, the “Capital Stock”), that the Company is authorized to issue is 10,000,000.

(b)                                The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof duly adopted by the Board of Directors, subject to the limitations prescribed by law and Section 4.2(c) below and in accordance with the other provisions hereof, including but not limited to the following:

(1)                                The designation of the series and the number of shares to constitute the series;

(2)                                The dividend rate of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative;

(3)                                Whether the shares of the series shall be subject to redemption by the Company and, if made subject to redemption, the times, prices and other terms and conditions of such redemption;

(4)                                The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series;

(5)                                Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Company, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(6)                                The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise;

(7)                                The restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(8)                                The rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of the Company.

(c)                                 Notwithstanding anything herein to the contrary, the affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock present in person or represented by proxy at a special or annual meeting duly called for purposes of such business shall be required for the issuance of any shares of Preferred Stock prior to the later of the date (x) that is 14 months following the Effective Date and (y) on which the Company holds its first meeting of stockholders at which directors are elected following the Effective Date.

ARTICLE V

DIRECTORS

5.1                                 Authority, Number and Election of Directors.  The affairs of the Company shall be conducted by the Board of Directors.  The number of directors of the Company shall be fixed from time to time in the manner provided in the bylaws of the Company and may be increased or decreased from time to time in the manner provided in the bylaws; provided, however, that, except as otherwise provided in this Article V, the number of directors shall not be less than five or more than nine.  Election of directors need not be by written ballot except and to the extent provided in the bylaws.  A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and qualified, subject to such director’s prior death, resignation, retirement, disqualification or removal from office.

5.2                                Removal.

(a)                                  Subject to any rights of the holders of any series of Preferred Stock, a maximum of two directors (including any directors elected pursuant to Section 5.4 hereof) may be removed from office without cause by the affirmative vote of the holders of 66-2/3% in voting power of the outstanding shares of Common Stock at any time prior to the later of the date (x) that is 14 months following the Effective Date and (y) on which the Company holds its first meeting of stockholders at which directors are elected following the Effective Date.

(b)                                 Notwithstanding Section 5.2(a) above and subject to any rights of the holders of any series of Preferred Stock, a director (including any director elected pursuant to Section 5.4 hereof) may be removed for cause by the affirmative vote of the holders of a majority of the voting power of the outstanding Common Stock prior to the expiration of his or her term of office.

5.3                                Quorum.  A quorum of the Board of Directors for the transaction of business shall not consist of less than a majority of the total number of directors, except as otherwise may be provided in this Amended and Restated Certificate of Incorporation or in the bylaws with respect to filling vacancies.

5.4                                Newly Created Directorships and Vacancies.  Except as otherwise fixed pursuant to the rights of the holders of any class or series of Preferred Stock to elect directors under specified circumstances and subject to Section 5.2 hereof, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, or by a sole remaining director, even though less than a quorum of the Board of Directors.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the new directorship which was created or in which the vacancy occurred and until such director’s successor shall have been elected and qualified.  Notwithstanding the foregoing, no person shall be elected director to fill a newly created directorship or any vacancy on the Board of Directors if such person had served as a director and was removed from his or her directorship pursuant to Section 5.2 hereof; provided, however, that the limitation in this sentence shall not apply to any director removed pursuant to Section 5.2(a) hereof if such director is elected to fill such newly created directorship or vacancy on the Board of Directors after the later of the date (x) that is 14 months following the Effective Date and (y) on which the Company holds its first meeting of stockholders at which directors are elected following the Effective Date.

5.5                                Independent Directors During Specified Period.  For a two-year period commencing on the Effective Date (the “Specified Period”), the Board of Directors shall be comprised of six members, which shall include (i) the chief executive officer, and (ii) five individuals each of whom is not a current executive or employee of the Company and does not otherwise have a relationship with the Company (other than as a former executive or employee of the Company) that the Board of Directors has determined would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director; provided, however, that if the Company’s Common Stock is listed on a national securities exchange, the number of directors and the composition of the Board of Directors may be adjusted as may be required in order to comply with the rules of the applicable national securities exchange.

ARTICLE VI

BYLAWS

6.1                                Bylaws.

(a)                                  Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend and rescind any or all of the bylaws of the Company.

(b)                                 Notwithstanding Section 6.1(a) hereof, any adoptions, repeals, alterations, amendments or rescissions of any of Section 2.2(b), 3.4(a) or 8.1(b)(ii) of the bylaws of the Company by the Board of Directors shall also require the affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock present in person or represented by proxy at a meeting of stockholders at any time prior to the later of the date (x) that is 14 months following the Effective Date and (y) on which the Company holds its first meeting of stockholders at which directors are elected following the Effective Date.

ARTICLE VII

STOCKHOLDERS

7.1                                Meetings.  Meetings of stockholders may be held within or without the State of Delaware, as determined by the Board of Directors.  Each meeting of stockholders shall be held on the date and at the time and place determined by the Board of Directors.

7.2                                Action by Written Consent.  Action required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken only at such a meeting and not by written consent.

ARTICLE VIII

LIABILITY OF OFFICERS AND DIRECTORS

8.1                                General.  A director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended.

8.2                                Amendment.  No amendment, modification or repeal of this Article VIII, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article VIII, shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

ARTICLE IX

INDEMNIFICATION

9.1           General.  The Company shall indemnify to the fullest extent permitted by and in the manner permissible under the DGCL, as amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), any person made, or threatened to be made, a party to any threatened, pending or completed action, suit, or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person (a) is or was a director or officer of the Company or any predecessor of the Company or (b) served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent at the request of the Company or any predecessor of the Company; provided, however, that except as provided in Section 9.4, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized in advance by the Board of Directors.

9.2           Advancement of Expenses.  The right to indemnification conferred in this Article IX shall include the right to be paid by the Company for the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Company within 20 days after the receipt by the Company of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined by a final judicial decision from which there is no right of appeal that such director or officer is not entitled to be indemnified under this Article IX or otherwise.

9.3           Procedure for Indemnification.  To obtain indemnification under this Article IX, a claimant shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 9.3, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (a) if requested by the claimant or if there are no Disinterested Directors (as hereinafter defined), by Independent Counsel (as hereinafter defined), or (b) by a majority vote of the Disinterested Directors, even though less than a quorum, or by a majority vote of a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum.  If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 10 days after such determination.

9.4           Certain Remedies.  If a claim under Section 9.1 is not paid in full by the Company within 30 days after a written claim pursuant to Section 9.3 has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the reasonable expense (including attorney’s fees) of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Company) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company.  Neither the failure of the Company (including its Board of Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

9.5           Binding Effect.  If a determination shall have been made pursuant to Section 9.3 that the claimant is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to Section 9.4.

9.6           Validity of this Article.  The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 9.4 that the procedures and presumptions of this Article IX are not valid, binding and enforceable and shall stipulate in such proceeding that the Company is bound by all the provisions of this Article IX.

9.7           Nonexclusivity.  The rights to indemnification and to the advancement of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation (as may be amended from time to time), bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.  Such rights shall be contract rights, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators.

9.8           Insurance.  The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

9.9           Indemnification of Other Persons.  The Company may grant rights to indemnification, and rights to the advancement by the Company of expenses incurred in defending any proceeding in advance of its final disposition, to any present or former employee or agent of the Company or any predecessor of the Company to the fullest extent of the provisions of this Article IX with respect to the indemnification and advancement of expenses of directors and officers of the Company.

9.10         Severability.  If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph of this Article IX containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of any paragraph of this Article IX containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

9.11         Certain Definitions.  For purposes of this Article IX:

(a)           “Disinterested Director” means a director of the Company who is not and was not a party to the matter in respect of which indemnification is sought by the claimant and otherwise has no material interest in the matter as determined by the Board of Directors.

(b)           “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner that is experienced in matters of Delaware corporation law and shall include any such person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Company or the claimant in an action to determine the claimant’s rights under this Article IX.  Independent Counsel shall be selected by the Board of Directors.

9.12         Amendment.  Notwithstanding any other provision in this Amended and Restated Certificate of Incorporation, no repeal or modification of this Article IX shall in any way diminish or adversely affect the rights of any present or former director or officer of the Company or any predecessor thereof hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

ARTICLE X

AMENDMENTS

10.1         The Company reserves the right to alter, amend, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation, provided, however, that notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or of the bylaws (and notwithstanding the fact that a lesser percentage may be otherwise specified by law, this Amended and Restated Certificate of Incorporation or the bylaws), (i) the affirmative vote of the holders of not less than 66-2/3% of the outstanding shares of the Capital Stock of the Company entitled to vote generally in the election of directors (considered for this purpose as one class), shall be required to amend or repeal or adopt any provisions inconsistent with Articles VIII or IX or clause (i) of this Article

X of this Amended and Restated Certificate of Incorporation, (ii) during the Specified Period, the unanimous approval of the Board of Directors and the affirmative vote of the holders of not less than 75% of the outstanding shares of the Capital Stock of the Company entitled to vote generally (considered for this purpose as one class), shall be required to amend or repeal or adopt any provisions inconsistent with Section 5.5, Article XI, or clause (ii) of this Article X of this Amended and Restated Certificate of Incorporation, and (iii) any alterations, amendments, changes or repeals of any of Section 4.2(c), 5.2(a) or 6.1(b) hereof by the Board of Directors shall also require the affirmative vote of the holders of not less than a majority of the outstanding shares of Common Stock entitled to vote generally in the election of directors (considered for this purpose as one class) at any time prior to the later of the date (x) that is 14 months following the Effective Date and (y) on which the Company holds its first meeting of stockholders at which directors are elected following the Effective Date.

ARTICLE XI

RESTRICTIVE PROVISIONS

11.1         Specified Transactions.  During the Specified Period, the Company shall not enter into any Specified Transaction (as defined below) without (i) the unanimous approval of the Board of Directors, and (ii) the affirmative vote of holders representing at least 75% of the outstanding shares of the Capital Stock of the Company entitled to vote generally (considered for this purpose as one class).  A “Specified Transaction” shall be (i) the sale, lease or exchange of all or any substantial part of the Company’s property or assets (including, for this purpose, the property or assets of any subsidiary of the Company) in a single transaction or a series of related transactions, or (ii) a merger or consolidation to which the Company is a party, except any merger or consolidation involving the Company in which the shares of Capital Stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of Capital Stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the Capital Stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation.

11.2         Dividend Restrictions.

(a)           For a period of one year following the Effective Date, the Company shall not declare or pay any dividend (in a single distribution or series of distributions) in respect of the Company’s Capital Stock.

(b)           During the one-year period following March 24, 2010, the Company shall not declare or pay any dividend (in a single distribution or series of distributions) in respect of the Company’s Capital Stock, if, after giving effect to such dividend, the aggregate amount of dividends so declared and paid would exceed $1,500,000.

* * * * *

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Company, has executed this Amended and Restated Certificate of Incorporation the 24th day of March 2009.

GOLDEN MINERALS COMPANY

By:	/s/ Deborah J. Friedman
Deborah J. Friedman
Secretary